Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com
CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2017 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Net Sales Rise 15.4 percent to $909.5 million --

-- Third Quarter Net Income Increases 14.1 percent to $218.7 million --

-- Third Quarter Net Income per diluted share increases 15.1 percent to $0.38 per share --

-- Third Quarter Distribution Termination Expenses were $15.9 million --

Corona, CA -- November 8, 2017 -- Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2017.

Third Quarter Results

Net sales for the 2017 third quarter increased 15.4 percent to $909.5 million from $788.0 million in the same period last year.  Gross sales for the 2017 third quarter increased 14.1 percent to $1.04 billion from $913.3 million for the same period last year.

Net sales for the Company’s Monster Energy® Drinks segment, which is comprised of the Company’s Monster Energy® drinks, Monster HydroTM energy drinks and Mutant® Super Soda drinks, increased 16.6 percent to $827.7 million for the 2017 third quarter, from $710.1 million for the same period last year.  Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from The Coca-Cola Company, increased 6.2 percent to $76.6 million for the 2017 third quarter, from $72.1 million in the comparable 2016 quarter. Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors (“AFF”) sold to independent third parties, were $5.2 million for the 2017 third quarter, compared with $5.7 million in the 2016 third quarter.

Net sales to customers outside the United States increased 36.3 percent to $260.1 million in the 2017 third quarter, from $190.8 million in the corresponding quarter last year.

(more)

Monster Beverage Corporation

2-2-2

Gross profit, as a percentage of net sales, for the 2017 third quarter, decreased to 62.6 percent from 63.8 percent for the comparable 2016 third quarter, primarily attributable to geographical and product sales mix as well as to increases in other costs.

Operating expenses for the 2017 third quarter were $252.3 million, compared with $212.6 million in the 2016 third quarter. Included in operating expenses were distributor termination expenses of $15.9 million and $4.7 million for the 2017 and 2016 third quarters, respectively.

Distribution costs as a percentage of net sales were 3.2 percent for the 2017 third quarter, compared with 3.1 percent in the third quarter last year.

Selling expenses as a percentage of net sales for the 2017 third quarter were 12.7 percent, compared with 12.1 percent in the third quarter last year.

General and administrative expenses for the 2017 third quarter were $107.5 million, or 11.8 percent of net sales, compared with $92.5 million, or 11.7 percent of net sales, for the 2016 third quarter.  Included in general and administrative expenses were distributor termination expenses of $15.9 million and $4.7 million for the 2017 and 2016 third quarters, respectively. General and administrative expenses, excluding distributor terminations, were 10.1 percent of net sales for the 2017 third quarter, compared with 11.1 percent of net sales for the 2016 third quarter. Stock-based compensation (a non-cash item) was $13.3 million for the third quarter of 2017, compared with $12.1 million in the third quarter last year.

Operating income for the 2017 third quarter increased to $317.4 million from $290.4 million in the 2016 third quarter.

The effective tax rate for the 2017 third quarter was 31.9 percent, compared with 33.8 percent in the same period last year.

Net income for the 2017 third quarter increased 14.1 percent to $218.7 million from $191.6 million in the same period last year.  Net income per diluted share for the 2017 third quarter increased 15.1 percent to $0.38 from $0.33 in the third quarter of 2016. The Company estimates that distributor termination expenses in the 2017 third quarter reduced reported earnings by approximately $0.02 per share, after tax.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “The strategic alignment of our distribution system with Coca-Cola system bottlers continues to progress well.  During the third quarter, we successfully transitioned Nicaragua and Vietnam to Coca-Cola bottlers and commenced distribution of Monster Energy® in Georgia, Kuwait and Taiwan in the quarter.  In October 2017, we launched or transitioned the Monster Energy® brand in a number of smaller countries and are currently planning for further launches or transitions in other countries.  We are also planning a relaunch in India. We are in the process of launching Espresso Monster™ in 8.4 oz. cans in two flavors, as well as NOS® Nitro Mango in 16 oz. cans, in the United States.  Further new product launches are planned for 2018,” Sacks added.

(more)

Monster Beverage Corporation

3-3-3

2017 Nine Months

Net sales for the nine-months ended September 30, 2017 increased 11.5 percent to $2.6 billion from $2.3 billion for the same period in 2016. Gross sales for the nine-months ended September 30, 2017 increased 11.0 percent to $2.9 billion from $2.6 billion for the same period in 2016.

Gross profit as a percentage of net sales was 63.9 percent for the nine-months ended September 30, 2017, compared with 62.9 percent for the comparable period in 2016.

Operating expenses for the nine-months ended September 30, 2017 were $702.4 million, compared with $610.3 million in the same period last year. Included in operating expenses were distributor termination expenses of $35.9 million and $33.4 million for the nine-months ended September 30, 2017 and 2016, respectively. Included in operating expenses for the comparable 2016 period were AFF transaction related expenses of $4.5 million and stock repurchase expenses of $1.6 million.

Operating income for the nine-months ended September 30, 2017 was $931.7 million, compared with $833.6 million for the comparable period in 2016.

Net income for the nine-months ended September 30, 2017 was $619.4 million, or $1.07 per diluted share, compared with $539.7 million, or $0.89 per diluted share, for the comparable period in 2016. The effective tax rate was 33.7 percent for the nine-months ended September 30, 2017, versus 35.2 percent for the comparable period in 2016.   The Company estimates that distributor termination expenses for the nine-months ended September 30, 2017 reduced reported earnings by approximately $0.04 per share, after tax.

Investor Conference Call

The Company will host an investor conference call today, November 8, 2017, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro™ energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks.  The Company’s subsidiaries also develop and market Mutant® Super Soda drinks.  For more information, visit www.monsterbevcorp.com.

(more)

Monster Beverage Corporation

4-4-4

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the disclosure of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; the effect of The Coca-Cola Company’s refranchising initiative, our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; changes in consumer preferences; changes in demand due to obesity and other perceived health concerns, including concerns relating to certain ingredients in our products or packages; changes in demand due to product safety concerns; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers and effects of retailer consolidation; unfavorable resolution of tax matters; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; unforeseen economic and political changes and local or international catastrophic events; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

#   #   #

(tables below)

(more)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales[1]	$909,476	$787,954	$2,558,690	$2,295,628

Cost of sales	339,767	284,979	924,610	851,741

Gross profit[1]	569,709	502,975	1,634,080	1,443,887
Gross profit as a percentage of net sales	62.6%	63.8%	63.9%	62.9%

Operating expenses[2]	252,337	212,600	702,405	610,277
Operating expenses as a percentage of net sales	27.7%	27.0%	27.5%	26.6%

Operating income[1,2]	317,372	290,375	931,675	833,610
Operating income as a percentage of net sales	34.9%	36.9%	36.4%	36.3%

Interest and other income (expense), net	3,996	(1,037)	2,103	(651)

Income before provision for income taxes[1,2]	321,368	289,338	933,778	832,959

Provision for income taxes	102,624	97,695	314,422	293,221
Income taxes as a percentage of income before taxes	31.9%	33.8%	33.7%	35.2%

Net income[1,2]	$218,744	$191,643	$619,356	$539,738
Net income as a percentage of net sales	24.1%	24.3%	24.2%	23.5%

Net income per common share:
Basic	$0.39	$0.34	$1.09	$0.91
Diluted	$0.38	$0.33	$1.07	$0.89

Weighted average number of shares of common stock and common stock equivalents:
Basic	567,878	571,137	567,550	594,219
Diluted	578,368	583,293	577,964	606,279

Case sales (in thousands) (in 192-ounce case equivalents)	96,184	82,767	273,409	242,994
Average net sales per case[3]	$9.40	$9.45	$9.30	$9.40

1Includes $11.4 million and $8.4 million for the three-months ended September 30, 2017 and 2016, respectively, related to the recognition of deferred revenue. Includes $31.6 million and $28.6 million for the nine-months ended September 30, 2017 and 2016, respectively, related to the recognition of deferred revenue.

²Includes $15.9 million and $4.7 million for the three-months ended September 30, 2017 and 2016, respectively, of distributor termination costs.
Includes $35.9 million and $33.4 million for the nine-months ended September 30, 2017 and 2016, respectively, of distributor termination costs.

3Excludes Other segment net sales of $5.2 million and $5.7 million for the three-months ended September 30, 2017 and 2016, respectively, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents. Excludes Other segment net sales of $16.9 million and $12.1 million for the nine-months ended September 30, 2017 and 2016, respectively, comprised of sales of AFF Third-Party Products to independent third-party customers as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2017 AND DECEMBER 31, 2016

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$465,559	$377,582
Short-term investments	630,348	220,554
Accounts receivable, net	535,336	448,051
The Coca-Cola Company transaction receivable	-	125,000
Inventories	213,341	161,971
Prepaid expenses and other current assets	46,095	32,562
Prepaid income taxes	43,618	66,550
Total current assets	1,934,297	1,432,270

INVESTMENTS	7,003	2,394
PROPERTY AND EQUIPMENT, net	225,421	173,343
DEFERRED INCOME TAXES	158,739	159,556
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,033,481	1,032,635
OTHER ASSETS	18,322	21,630
Total Assets	$4,708,906	$4,153,471

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$229,551	$193,270
Accrued liabilities	112,732	79,526
Accrued promotional allowances	158,824	110,237
Accrued distributor terminations	15,656	8,184
Deferred revenue	43,566	41,672
Accrued compensation	27,199	30,043
Income taxes payable	10,156	7,657
Total current liabilities	597,684	470,589

DEFERRED REVENUE	342,249	353,173

OTHER LIABILITIES	819	-

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 625,132 shares issued and 563,959 outstanding as of September 30, 2017; 623,201 shares issued and 566,566 outstanding as of December 31, 2016	3,126	3,116
Additional paid-in-capital	4,111,781	4,051,245
Retained earnings	2,726,904	2,107,548
Accumulated other comprehensive loss	(15,533)	(23,249)
Common stock in treasury, at cost; 61,173 and 56,635 shares as of September 30, 2017 and December 31, 2016, respectively	(3,058,124)	(2,808,951)
Total stockholders’ equity	3,768,154	3,329,709
Total Liabilities and Stockholders’ Equity	$4,708,906	$4,153,471